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                                                                    EXHIBIT 99.2


[MELLON LOGO]



                                                     News Release

Contact:  Media                 Analysts             Corporate Affairs
          Stephen K. Dishart    Donald J. MacLeod    One Mellon Bank Center
          (412) 234-0850        (412) 234-5601       Pittsburgh, PA 15258-0001
_______________________________________________________________________________

FOR IMMEDIATE RELEASE

     MELLON TO SELL MORTGAGE, CREDIT CARD AND NETWORK SERVICES BUSINESSES

   --To Focus Its Resources on Businesses with Greatest Return Potential--

                      --Enhances Stock Buyback Program--

PITTSBURGH, Jan. 15, 1999--Mellon Bank Corporation (NYSE: MEL) today announced that it plans to sell its mortgage business, credit card portfolio and Network Services transaction processing unit as part of an initiative to sharpen its strategic focus on businesses with the highest return potential.
         Mellon will retain its jumbo mortgage loan business conducted nationwide through The Boston Company. Consistent with Mellon's overall strategy to focus on customer relationships, the large-balance jumbo mortgages are a key product particularly for private banking and private asset management customers.
          "While mortgage, credit card and Network Services do not fit with Mellon's competitive strengths and long-range focus, each has strong product and customer positions that offer greater potential in the hands of organizations better positioned to leverage their strengths," said Mellon Chairman and Chief Executive Officer Martin G. McGuinn. "Our commitment to being the best performing financial services company requires that we continually evaluate our lines of business against the key objectives of our strategy. The future of Mellon and its competitive edge are in those financial services businesses through which our market position, expertise and technology enhance our ability to achieve sustainable, profitable growth.


                                    -more-


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Mellon Plans Divestitures
Jan. 15, 1999
Page 2


          "Taking these steps is consistent with our focus on sustainable earnings growth and returns, not balance sheet size," said McGuinn. "In particular, the sales of the credit card and mortgage businesses will reduce our exposure to higher-risk assets and reduce potential earnings volatility by eliminating approximately $3.5 billion in loans and mortgage servicing rights from Mellon's balance sheet."
         Proceeds from the sales of the three units will be invested in Mellon's remaining businesses, used for acquisitions or to repurchase common stock. Regarding repurchases, Mellon's board of directors today approved an enhancement to an existing common share repurchase authorization. Following the action, the Corporation is authorized to repurchase an aggregate of 10 million shares of Mellon's common stock.
         The combined impact of the divestitures is expected to reduce Mellon's balance sheet by more than $4 billion. Subject to any necessary regulatory approvals, the transactions are expected to be completed by the end of the third quarter of 1999.
         Goldman Sachs & Co. will advise Mellon on the sales of the mortgage and credit card businesses. Morgan Stanley Dean Witter & Co. will be the adviser in connection with the sale of Network Services.
         Separately today, Mellon reported it achieved record 1998 diluted earnings per common share of $3.25, an increase of 13 percent, compared with $2.88 per common share in 1997. The results place the Corporation's return on equity at 20.7 percent and return on assets at 1.81 percent. Mellon reported net income applicable to common stock of $861 million for the year, up 15 percent over 1997. On a tangible basis (excluding goodwill amortization), Mellon's earnings per share were up 15 percent for the year, while its ROE and ROA were at 46.1 percent and 2.13 percent, respectively. (See separate release for details.)
         A broad-based financial services company with a bank at its core, Mellon Bank Corporation ranks among the nation's largest financial services companies in market capitalization. With approximately $2.2 trillion in assets under management or administration, including approximately $390 billion under management, Mellon provides a full range of banking, investment and trust products and services to individuals and small, midsize and large businesses and institutions. Its mutual fund companies, The Dreyfus Corporation and Founders Asset Management, place Mellon as the leading bank manager of mutual funds. Headquartered in Pittsburgh, Mellons principal subsidiary is Mellon Bank, N.A.
         Press releases and other information about Mellon Bank Corporation and its products and services are available at www.mellon.com on the Internet. For Mellon press releases by fax, call 1-800-758-5804, identification number 552187.
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